EXHIBIT 19.1
TWO HARBORS INVESTMENT CORP.
INSIDER TRADING POLICY

A.Purpose

This Insider Trading Policy (the “Policy”) sets forth guidelines with respect to transactions in the securities of Two Harbors Investment Corp. and its subsidiaries (the “Company”) as well as the securities of other publicly traded companies for which the Company has or may obtain Material Nonpublic Information (defined below). This Policy also sets forth guidelines related to the handling of confidential information about the Company and the companies with which the Company does business. This Policy has been adopted to promote compliance with applicable federal and state securities laws that prohibit certain persons who possess Material Nonpublic Information about a company from trading in the securities of that company or providing Material Nonpublic Information to other persons who may trade on the basis of such information. The Chief Compliance Officer (defined below) may adopt such reasonable procedures as he or she deems necessary or desirable for the implementation of this Policy.

B.Persons Subject to the Policy

This Policy applies to all Officers (defined below), Directors (defined below), employees and other individuals as designated by the Chief Compliance Officer (e.g., agents, consultants, contractors) (collectively, “Covered Persons”). This Policy also applies to any family members of Covered Persons residing within the same household and to any other people or entities over which Covered Persons have influence or control with respect to securities trading decisions, including other family members, corporations, partnerships or trusts.

C.Transactions Subject to the Policy

1.This Policy applies to transactions in the Securities (defined below) of: (a) the Company or any of its subsidiaries; and (b) any other publicly traded company designated on the Restricted List (defined below) (the Securities of the Company and any other company designated on the Restricted List are referred to herein as “Covered Securities”).

2.Transactions subject to this Policy also include gifts of Covered Securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.

3.This Policy applies to all Beneficially Owned Covered Securities. A Covered Person will be deemed to “Beneficially Own” any Securities that:

a.are owned, directly or indirectly, by the Covered Person through any contract, arrangement, understanding, or relationship; or in which the Covered Person has or shares a direct or indirect pecuniary interest (e.g., the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction involving such Securities);

b.are owned, directly or indirectly, by a Covered Person’s family members residing within the same household, through any contract, arrangement, understanding or relationship; or in which such family member has or share a direct or indirect pecuniary interest; or

c.are owned, directly or indirectly, by any people or entities over which a Covered Person has influence or control with respect to securities trading decisions, including other family members, corporations, partnerships or trusts.

d.For purposes of this Policy and applicable securities laws, any transactions in Covered Securities by the parties referenced above in Section C(3)(b) and (c) should be treated as if they were for such Covered Person’s own account and must comply with this Policy, including the preclearance procedures set forth in Section F.

4.This Policy does not apply to transactions in Covered Securities in which a Covered Person (or the Covered Person’s family member(s) residing within the same household): (a) does not have the power to direct the purchase or sale of such Securities and in which such transactions are not subject to a Covered Person’s influence or control, such as transactions in mutual funds or similar investments funds that are invested in such Securities, and (b) is not in possession of Material Nonpublic Information regarding such Securities.

D.Definitions

1.“Chief Compliance Officer” means the Company’s Chief Legal Officer, or such other person as may be appointed by the Company’s Board of Directors.

2.“Director” means a member of the Company’s Board of Directors.

3.“Hedge” or “Hedging Transaction” are generally defined as transactions or financial instruments designed to offset any decrease in the market value of equity securities or to otherwise provide downside price protection. While not exhaustive, the following are examples of hedges and hedging transactions:

a.financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, that are designed to offset or protect against any decrease in the market value of equity securities;

b.a short sale of a security that offsets or protects against the economic risk of ownership of such security or another security;

c.entering into a borrowing or other arrangement involving a non-recourse pledge of securities;

d.selling a security future that establishes a position which increases in value as the value of the underlying equity security decreases, providing the downside price protection contemplated by Section 14(j) of the Securities Exchange Act of 1934 (15 U.S.C. §78n(j), the “Exchange Act”); or

e.transactions that involve pledges of the underlying company equity securities as collateral.

4.“Material Nonpublic Information” is any information about a company, or the market for a company’s securities, that has not been broadly disseminated to the marketplace, and which is likely to be considered important by reasonable investors in determining whether to trade in such securities. All information about the Company or its business plans is potentially Material Nonpublic Information until publicly disclosed by the Company and sufficient time must have passed for the securities markets to digest the information. Similarly, information received about another company in circumstances indicating that such information is subject to a confidentiality agreement or arrangement or is otherwise not yet publicly disclosed should be considered Material Nonpublic Information and treated accordingly. Common examples of information that will frequently be regarded as material include: unannounced financial results; an earnings estimate or revision of a previously released earnings estimate; projections of future earnings, losses or dividends; changes in the Company’s investments or investment strategy; significant increases or decreases in earnings; the terms or existence of significant financing arrangements, or a default under the same; liquidity problems; major litigation; significant cybersecurity incidents; changes in dividend policies; the offering of additional securities; changes in the Company’s management or personnel making investment decisions; or other information that, if known, reasonably could influence investment decisions. For purposes of this Policy, all information should be considered nonpublic until the second full trading day following the public disclosure of such information by the Company (for example, in a press release or filing with the Securities and Exchange Commission).

5.“Officer” means any person designated as an officer subject to Section 16 of the Exchange Act by the Company’s Board of Directors.

6.“Restricted List” means the list of companies whose Securities are subject to this Policy, which shall include: (a) the Company; and (b) any other designated publicly traded company for which the Company has or may obtain Material Nonpublic Information, including without limitation peer companies with similar business strategies or operations; provided, that in certain circumstances the Chief Compliance Officer may determine that it is appropriate to protect the identity of a company and to limit the dissemination of Material Nonpublic Information about such company to a discrete number of authorized personnel and, accordingly, is authorized to maintain separate protocols to ensure that authorized personnel with access to such Material Nonpublic Information adhere to the trading restrictions set forth in this Policy.

7.“Securities” means common stock, options or warrants to purchase common stock, preferred stock, notes, bonds, convertible securities, or any other type of securities that a company may issue, as well as derivative securities and instruments relating to or referencing any of such company’s securities, whether or not issued by the company.

8.“Window Period” means the period beginning no earlier than the second full trading day following the release to the public of the Company’s quarterly earnings for the preceding fiscal quarter and ending on the earlier of: (a) thirty (30) calendar days prior to the end of the then current fiscal quarter; and (b) such other date as determined by the Chief Compliance Officer. Notwithstanding the foregoing, the Company’s Board of Directors, Chief Executive Officer or Chief Compliance Officer may restrict transactions in Covered Securities during a Window Period.

E.Individual Responsibility

1.Each Covered Person shall be required to complete annual training on this Policy, as well as a quarterly certification, in a form designated by the Chief Compliance Officer, certifying that such person has complied with this Policy at all times from the date hereof (or such lesser period as such person has been covered by this Policy).

2.Each Covered Person is responsible for assuring his or her compliance with this Policy and all applicable securities laws, rules and regulations. This individual responsibility includes oversight of the trading activities of any broker, advisor or similar investment professional with authorization to execute trades on behalf of a Covered Person (e.g., via actively managed investment accounts).

3.Each Covered Person is responsible for assuring that any family members residing within the same household as such person and any entities controlled by such person comply with this Policy and all applicable securities laws, rules and regulations.

4.If any Covered Person has reason to believe that any person has traded on Material Nonpublic Information in violation of this Policy, such person should immediately report that action to the Chief Compliance Officer.

F.Policies and Procedures

1.General Policy. No Covered Person may engage in any transaction involving Covered Securities, except that Covered Persons may engage in transactions involving Covered Securities:

a.during the Window Period, or outside a Window Period if an exception set forth in Section F(2) applies; and

b.upon obtaining preclearance in accordance with the Preclearance Procedures set forth in Section F(3) below prior to engaging in the transaction.

2.Exceptions to General Policy. Except as specifically set forth below, there are no exceptions to this Policy. No exception will be made for transactions that may be deemed necessary or justifiable for independent reasons (for example, the need to raise money for an emergency expenditure) or for de minimis transactions (for example, small in dollar value or number of shares).

a.Company Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to the Company’s equity incentive plans where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option). The trading restrictions in this Policy do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes, provided, however that a Covered Person may make an election to sell stock to pay the exercise price or satisfy tax withholding obligations during a Window Period and upon obtaining preclearance in accordance with the Preclearance Procedures set forth in Section F(3), in which case such sales can occur at a later date, outside of a Window Period, in accordance with that election.

b.Company Equity Awards. This Policy does not apply to the vesting of equity awards granted by the Company or the withholding of stock to satisfy tax withholding obligations upon the vesting of any restricted stock, restricted stock units, performance shares units or other deferred compensation. This Policy does apply to the sale of stock to satisfy tax withholding obligations, provided, that a Covered Person may make an election to sell stock to satisfy tax withholding obligations during a Window Period and upon obtaining preclearance in accordance with the Preclearance Procedures set forth in Section F(3), in which case such sales can occur at a later date, outside of a Window Period, in accordance with that election.

c.Dividend Reinvestment Plans. This Policy does not apply to purchases of Covered Securities pursuant to dividend reinvestment plans; provided, that the election to reinvest dividends paid on Covered Securities may only be made or modified during a Window Period and upon obtaining preclearance in accordance with the Preclearance Procedures set forth in Section F(3).

d.Rule 10b5-1 Instructions and Trading Plans. Any Covered Person who wishes to enter into a trading arrangement meeting the conditions specified in Rule 10b5-1(c)(1) (a “10b5-1 Plan”) under the Exchange Act must submit the plan to the Chief Compliance Officer for approval. In addition, prior approval is required for any amendment or early termination of an effective 10b5-1 Plan. You may enter into, or amend, a 10b5-1 Plan only during a Window Period when you are not in possession of Material Nonpublic Information regarding the Company or its securities.

e.Company Transactions. It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf. Nothing in this Policy is intended to restrict the Company’s ability to purchase or sell Company Securities, including without limitation through an “at-the-market” offering or the Company’s repurchase programs as may be in effect from time to time, whether or not during a Window Period, provided that the Company otherwise complies with all applicable securities laws.

3.Preclearance and Reporting Procedures. The Company has established additional procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information, and to avoid the appearance of any impropriety.

a.Transactions in Covered Securities. All Covered Persons must obtain preclearance for all transactions in Covered Securities prior to entering into such transaction in accordance with Section F(3)(b). If a Covered Person receives approval, such approval is valid only for the period referenced in Section F(3)(b). The Chief Compliance Officer is under no obligation to approve a preclearance request and may determine not to permit the transaction in its sole discretion. If a Covered Person submits a preclearance request and the request is denied, he or she is prohibited from initiating the proposed transaction.

b.Preclearance Requests.

i.If the Covered Person is a Director, he or she must obtain preclearance by submitting a written request by email to the Company’s Chief Compliance Officer. If a Director receives approval, such approval is valid for two business days or until the end of the applicable Window Period, whichever occurs sooner.

ii.If the Covered Person is an Officer, employee or another designated individual, he or she must obtain preclearance by submitting a written request by email to the Company’s designated trading preclearance inbox. If any of the foregoing persons receive approval, such approval is valid for two business days or until the end of the applicable Window Period, whichever occurs sooner.

c.Reporting Obligations. Additionally, if the Covered Person is a Director or Officer, he or she must immediately send an email to the Company’s designated trading preclearance inbox upon executing a transaction in Company Securities to provide the details of the transaction. Each Officer and Director shall comply with the filing requirements of Section 16(a) of the Exchange Act. If applicable, each Covered Person shall comply with Rule 144 promulgated under the Securities Act of 1933, as amended. If a Director or Officer does not timely report a transaction in Company Securities, such person will be in violation of Section 16 of the Exchange Act. The Company shall assist Directors and Officers in the timely filing of all reports required by applicable securities laws.

4.Prohibited Transactions. The following transactions are prohibited unless advance approval is obtained from the Chief Compliance Officer:

a.No Covered Person may engage in short sales of Covered Securities;

b.No Covered Person may purchase or sell puts or calls or other derivative securities on Covered Securities;

c.No Covered Person may hold Covered Securities in a margin account or pledge such Securities as collateral for a loan;

d.No Covered Person may enter into a Hedge, Hedging Transaction, or similar arrangement with respect to Covered Securities; and

e.No Covered Person may exercise a conversion right on any convertible security in exchange for shares of the Company’s common stock or the common stock of any other company on the Restricted List.

5.Other Restricted Activities.

a.No Covered Person may purchase or sell Company Securities, or the Securities of any other company on the Restricted List, while such person is in possession of Material Nonpublic Information relating to the Company, or such other company on the Restricted List (except pursuant to a 10b5-1 Plan adopted in accordance with this Policy);

b.No Covered Person may otherwise purchase or sell any security of any other company while in possession of Material Nonpublic Information about such company that was obtained in the course of his or her employment or other involvement with the Company (except pursuant to a 10b5-1 Plan adopted in accordance with this Policy);

c.No Covered Person may disclose Material Nonpublic Information to: (i) personnel within the Company whose jobs do not require them to have such information; or (ii) to any person or entity outside of the Company, including but not limited to, family, friends, business or social acquaintances, investors or other third parties who are not agents of the Company unless any such disclosure is made in accordance with the Company’s policies;

d.No Covered Person may recommend the purchase or sale of Covered Securities; and

e.No Covered Person may assist anyone in engaging in the above activities.

6.Post-Termination Transactions. This Policy shall continue to apply to transactions in Covered Securities even after termination of service to the Company as set forth below:

a.If an individual is in possession of Material Nonpublic Information about the Company or any other company on the Restricted List when his or her service terminates, that individual may not trade in Company Securities or such other company’s Securities, as applicable, until such information has become public or is no longer material.

b.Following a Covered Person’s termination of service with the Company, if Material Nonpublic Information about the Company or any other company on the Restricted List becomes public or is no longer material, then this Policy shall thereafter no longer restrict such individual from trading in Company Securities or such other company’s Securities, as applicable.